EXHIBIT 10.4

March 5, 2004

Timothy W. O’Brien
789 Lincoln Avenue
St. Paul, MN 55105

Dear Tim:

I am pleased to offer you a position within the new NRG organizational structure as Vice President, General Counsel and Secretary, per the attached position description. This position requires you to be located at the new corporate offices in the northeastern region of the United States. This position will report to me, David Crane, President & CEO. The key elements of this offer are summarized below.

Base Salary - Your monthly salary will be $24,167 ($290,000 annualized) paid on a bi-weekly basis, effective April 1, 2004.

Incentive – You will be eligible to participate in the NRG Annual Incentive Plan as defined by myself and approved by the Board of Directors. Your maximum target incentive opportunity will be 50% of base salary (delivered 50% cash and 50% deferred stock units) and, in addition, a stretch incentive opportunity of 25% of base salary (delivered 35% cash and 65% deferred stock units), for plan year 2004.

Notwithstanding the foregoing, payment of cash bonuses to officers in excess of $2 million in the aggregate in any fiscal year is subject to waiver or amendment of Section 6.07(b) of the Company’s Credit Agreement dated December 23, 2003.

Long-term Incentive - You will be eligible to participate in the NRG Long-Term Incentive Plan. The 2004 grant will be delivered in a combination of two-thirds nonqualified stock options (27,000), at an exercise (strike) price of $19.90, and one-third restricted stock units (7,500). The nonqualified stock options will vest in increments of one-third beginning on the anniversary date of the grant. The restricted stock units will lapse (vest) on the third anniversary of the grant date.

Relocation – You will be offered relocation benefits per the attached NRG Relocation Policy. This offer is contingent upon your relocation to the new corporate headquarters.

CIC/General Severance Agreement – You will be provided a Change-in-Control and a General Severance benefit as defined in the respective plan document. Your Change-in-Control benefit is equal to 2.99x your base plus maximum target annual incentive (incentive defined as maximum target for 2004; for 2005 incentive is defined as average maximum target plus actual 2004 incentive payout; thereafter, a 3-year average incentive payout) and your General Severance benefit will be equal to 1.5x your base. Eligibility for the CIC benefit requires a “double trigger”. Double trigger is defined as a (i.) Change in Control and involuntary termination or; (ii.) Change in Control and voluntary termination for good reason including diminution of duties. A signed general release is required to recognize payment under the above-mentioned benefit. All benefits stated here are subject to the terms and conditions as stated in the governing plan document.

If you have any questions regarding any portion of this offer, please call Denise Wilson at (612) 373-5497. The elements of this offer are contingent upon your acceptance by the date listed below.

Tim, I am personally very pleased to have you continue on the NRG team. Please send the original signed offer letter back to Denise Wilson by March 15, 2004, in the envelope provided to confirm receipt and acceptance.

Sincerely,

David Crane
President & CEO
NRG Energy, Inc.

Attachments (2)

Acceptance Signature	Date
Timothy W. O’Brien